Exhibit 2.7

DESCRIPTION OF SHARE CAPITAL

The following information is a summary of the material terms of share capital of Amryt Pharma plc, consisting of ordinary shares with a nominal (i.e., par) value of £0.06 each, as specified in our articles of association (“Articles”). We are incorporated as a public company with limited liability and our affairs are governed by our Articles and the laws of England and Wales. Unless the context otherwise requires, references to the “Company,” “Amryt,” “we,” “us” and “our” refer to Amryt Pharma plc and not its subsidiaries.

The following description summarizes the most important rights attached to our share capital that are currently in effect. Because it is only a summary, it does not contain all of the information that may be important to you. For a complete description of the rights attaching to our share capital, you should refer to the Articles, a copy of which is included as an exhibit to our annual report on Form 20-F, and to the applicable provisions of the Companies Act.

We are not permitted under English law to hold our own shares unless they are repurchased by us and held in treasury.

General

We were incorporated under the Companies Act on July 17, 2019 as a private company limited by shares under the name Amryt Pharma Holdings Limited, with company number 12107859.

We were re-registered as a public limited company on September 13, 2019 under the name Amryt Pharma Holdings plc. On September 24, 2019, in connection with the scheme of arrangement under which we acquired Aegerion, we became the parent company of our legacy businesses and changed our name to Amryt Pharma plc. The principal legislation under which we operate, and under which the share capital has been (and will be) created, is the Companies Act and regulations made thereunder.

Share Capital

As of December 31, 2020, our issued share capital consisted of 183,593,296 fully paid ordinary shares, including 4,791,703 ordinary shares held as treasury shares. Accordingly, the total number of voting rights is 178,801,593. This figure may be used by shareholders as the denominator for the calculation by which they will determine if they are required to notify their interest in, or a change to their interest in, our shares (see “-Other UK Law Considerations-Notification of Voting Rights” below).

Our share capital was issued in the following transactions:
•	On the date of our incorporation, being July 17, 2019, we issued one ordinary share.
•
On September 12, 2019, we issued one redeemable share with a nominal value of £49,999.94. This has subsequently been redeemed on November 7, 2019 and, upon redemption, the redeemable share was cancelled and our issued share capital was diminished accordingly by the nominal value of the redeemable share.

•
On September 24, 2019, we issued 53,149,070 ordinary shares to former holders of Amryt Pharma Holdings Limited. The ordinary shares were issued by resolution of the Board, as authorized pursuant to a resolution passed by the holders of our ordinary shares at the general meeting held on September 23, 2019.

•
On September 24, 2019, we issued 77,027,423 ordinary shares (including 48,739,975 ordinary shares represented by 9,747,995 ADSs) and 8,065,000 zero cost warrants to former creditors of Aegerion as consideration for the Acquisition. The ordinary shares and warrants were issued by resolution of the Board, as authorized pursuant to a resolution passed by the holders of our ordinary shares at the general meeting held on September 23, 2019.

•
On September 24, 2019, we issued 27,541,944 ordinary shares (including 1,693,275 ordinary shares represented by 338,655 ADSs) and 5,911,722 zero cost warrants in connection with a $60 million equity offering to new and existing investors and former creditors of Aegerion. The ordinary shares and warrants were issued by resolution of the Board, as authorized pursuant to a resolution passed by the holders of our ordinary shares at our general meeting held on September 23, 2019.

•
On November 14, 2019, we repurchased 4,864,656 ordinary shares from Highbridge Tactical Credit Master Fund L.P., Highbridge SCF Special Situations SPV, L.P. and Nineteen77 Global Multi Strategy Alpha Master Limited. In exchange for the ordinary shares, these institutions were issued an equivalent number of zero cost warrants. Each warrant entitles the holder to subscribe for one ordinary share at zero cost. The repurchased ordinary shares are now held as treasury shares.

•	On December 19, 2019, Highbridge MSF International Ltd exercised 1,645,105 warrants in exchange for 1,645,105 ordinary shares.
•	On July 9, 2020, Highbridge Tactical Credit Master Fund, L.P. exercised 4,000,000 warrants in exchange for 4,000,000 ordinary shares.
•	On September 22, 2020, Nineteen 77 Global Multi Strategy Alpha Master Limited exercised 4,229,753 warrants in exchange for 4,229,753 ordinary shares.
•
On December 10, 2020, we issued 16,000,000 ordinary shares represented by 3,200,000 ADSs in connection with a $40 million equity offering to new and existing investors. The ordinary shares were issued by resolution of the Board, as authorized pursuant to a resolution passed by the holders of our ordinary shares at our general meeting held on July 29, 2020.

Rights of Holders

The following summarizes the rights of holders of our ordinary shares:
•
subject to any special rights or restrictions as to voting attached to any shares, on a show of hands every holder who (being an individual) is present in person or by proxy not being himself or herself a holder or (being a corporation) is present by a representative or by proxy not being himself or herself a holder shall have one vote and on a poll every holder who is present in person or by proxy shall have one vote for every share of which he or she is the holder (and at a general meeting which is held as a combined physical and electronic meeting, where a resolution put to a vote of the meeting is to be decided on a poll, the holder may cast his or her poll vote by means of the electronic platform); and

•
holders have the right to receive notice of, attend and vote at general meetings; the right to participate in our profits and receive such dividends as are recommended by the directors, pro rata according to the amount paid up on the shares during the period in respect of which the dividend is paid; and, on a winding up or return of capital or otherwise, the right to repayment of the amounts paid up or credited as paid up on the shares and the right to participate pro rata in any excess assets.

Share Registration

We are required by the Companies Act to keep a register of shareholders. Under English law, shares are taken to be allotted when a person acquires the unconditional right to be included in the company’s register of holders in respect of the shares and the shares are deemed to be issued when the name of the holder is entered into the company’s register of holders. The register of holders therefore is prima facie evidence of the identity of our holders and the shares that they hold. The register of holders generally provides limited, or no, information regarding the ultimate beneficial owners of our ordinary shares. The register of holders is maintained by our registrar, Link Asset Services Limited.

Holders of our ADSs will not be treated as shareholders and their names will therefore not be entered in our register of holders. The depositary, the custodian or their nominees will be the holder of the ordinary shares underlying our ADSs. Holders of our ADSs have a right to receive the ordinary shares underlying their ADSs. Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, five ordinary shares that are on deposit with the depositary and/or custodian.

Under the Companies Act, we must enter an allotment of any shares in our register of holders as soon as practicable and in any event within two months of the allotment. We are also required under the Companies Act to register a transfer of any shares (or give the transferee notice of and reasons for refusal) as soon as practicable and in any event within two months after the date on which the transfer is lodged with us.

We, any of our holders and any other aggrieved person may apply to court for rectification of the register of holders if:
•	the name of any person, without sufficient cause, is entered in or omitted from our register of holders; or
•	there is a default or unnecessary delay in entering on the register the fact of any person having ceased to be a holder.

Preemptive Rights

English law generally provides holders with preemptive rights when new shares are issued for cash; however, it is possible for the articles of association, or holders in a general meeting by way of a special resolution, to exclude preemptive rights. Such an exclusion of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the exclusion is contained in the articles of association, or from the date of the holder resolution, if the exclusion is by holder resolution. In either case, this exclusion would need to be renewed by our holders upon its expiration (i.e., at least every five years). Typically UK public companies seek the disapplication of preemption rights (in relation to a specified aggregate nominal amount) on an annual basis at their annual general meeting. There are no provisions in the Articles which prescribe any right of preemption in relation to offers for subscription of securities in the same class. We are subject to the statutory preemption rights set out in the Companies Act.

Contingent Value Rights

On September 24, 2019, we issued CVRs with a potential value of $85 million if all three triggering events under the CVRs occur to holders of shares and options pursuant to the terms of the scheme of arrangement and the Acquisition. The following CVRs were issued by resolution of the Board, as authorized pursuant to a resolution passed by our shareholders at the general meeting held on September 23, 2019:

•
57,457,870 EMA CVRs, which entitle their holders to a payment of up to $15 million in the aggregate (in satisfaction of which we may elect to issue loan notes or ordinary shares) upon the EMA issuing a qualifying approval (i.e., an approval or marketing authorization issued by the EMA in relation to the sale by us of Oleogel-S10 to consumers for medical purposes which satisfies a certain criteria in respect of Oleogel-S10) if such qualifying approval is obtained by December 31, 2021. The amount payable reduces on a straight-line basis if the qualifying approval is obtained after December 31, 2021 but prior to July 1, 2022;

•
57,457,870 FDA CVRs, which entitle their holders to a payment of up to $35 million in the aggregate (in satisfaction of which we may elect to issue loan notes or ordinary shares) upon the FDA issuing a qualifying approval (i.e., an approval or marketing authorization issued by the FDA in relation to the sale by us of Oleogel-S10 to consumers for medical purposes which satisfies a certain criteria in respect of Oleogel-S10) if qualifying approval is obtained by December 31, 2021. The amount payable reduces on a straight-line basis if the qualifying approval is obtained after December 31, 2021 but prior to July 1, 2022; and

•
57,457,870 Revenue CVRs, which entitle their holders to a payment of up to $35 million in the aggregate (in satisfaction of which we may elect to issue loan notes or ordinary shares) upon the generation of certain revenues from sales of Oleogel-S10 in trailing 12-month revenues in any period prior to June 30, 2024.

Articles of Association

Our Articles were adopted on July 29, 2020.

The following is a description of our Articles as currently in effect. Unless noted otherwise, references to the Articles refer to the Articles as currently in effect.

Application of Contractual Agreements with Holders

The Articles are subject to any contractual agreement we entered into with any of the holders of our shares (in their capacity as our shareholders only).

Shares and Rights Attaching to Them

Holders of our ordinary shares have the right to receive notice of, attend and vote at general meetings, the right to participate in our profits and, on a winding up or return of capital or otherwise, the right to the amounts paid up or credited as paid up to the shares and the right to participate pro rata in any excess assets.

Variation of Share Rights

The rights attached to any class may, subject to the provisions of the Companies Act, be varied in such manner (if any) as may be provided by such rights or in the absence of such variation rights either with the consent in writing of the holders of not less than three-quarters in nominal value of the issued shares of the class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of the class.

Increase in Share Capital

We may from time to time by ordinary resolution increase our capital by such sum to be divided into shares of such amounts and carrying such rights as the resolution may prescribe.

Consolidation, Cancellation and Subdivision

Subject to the provisions of the Companies Act, we may, by ordinary resolution:
•	consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares;
•	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken; and
•	sub-divide our shares into shares of smaller nominal value than our existing shares.

Reduction

Subject to the provisions of the Companies Act, we may by special resolution reduce our share capital or any capital revaluation reserve or share premium account in any manner. We completed a capital reduction of our share premium account effected by a resolution passed by our shareholders at the general meeting held on September 23, 2019, and which was formally approved at the UK High Court of Justice on November 5, 2019.

Votes of Members

Votes Attaching to Shares

Subject to any special rights or restrictions as to voting attached to any shares, on a show of hands every holder who (being an individual) is present in person or by proxy not being himself or herself a holder or (being a corporation) is present by a representative or by proxy not being himself or herself a holder shall have one vote and on a poll every holder who is present in person or by proxy shall have one vote for every share of which he or she is the holder.

Votes on a Poll

At a general meeting, a resolution put to a vote of the meeting shall be decided on a show of hands, unless before or upon the declaration of the result of the show of hands a poll is demanded by (i) the chairperson of the meeting, (ii) not less than five holders having the right to vote at the meeting, (iii) holder(s) representing not less than one tenth of the total voting rights of all the holders having the right to vote at the meeting; or (iv) holder(s) of shares conferring a right to vote, being shares on which an aggregate sum has been paid up to not less than one tenth of the total sum paid up on all the shares conferring that right. On a poll, votes may be given either personally or by proxy. On a poll, a holder entitled to more than one vote need not cast all the votes in the same way.

At a general meeting which is held as a combined physical and electronic meeting, a resolution put to a vote of the meeting is to be decided on by a poll, and poll votes may be cast by means of the electronic platform.

Restrictions on Voting

No holder shall, unless determined otherwise by the directors, be entitled to vote at any general meeting in respect of any share held by him or her, either personally or by proxy, or to exercise any privilege as a member, if:
•	any call or other sum presently payable by him or her to us in respect of the shares remains unpaid; or
•
the holder has been served with a notice under section 793 of the Companies Act and he or she has failed to provide us with information concerning interests in those shares required to be provided under the Companies Act.

Dividends

We may by ordinary resolution at a general meeting declare dividends out of profits available for distribution in accordance with the respective rights of holders but no such dividend shall be payable other than in accordance with the Companies Act or exceed the amount recommended by the directors. There is no fixed date on which entitlement to dividends arises.

All dividends shall be declared and paid according to the amounts paid-up on the shares in respect of which the dividend is paid. All dividends shall be apportioned and paid pro rata according to the amount paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

Insofar as, in the opinion of the directors, our profits justify such payments, the directors may pay interim dividends on shares of any class. Subject to their judgment, the directors may also pay half yearly or at other suitable intervals, any dividend which may be payable at a fixed rate.

The directors may deduct from any dividend or other monies payable on or in respect of a share all sums of money (if any) presently payable by the holder to us on account of calls or otherwise in relation to our shares. The directors may withhold dividends payable on shares after there has been failure to provide us with information concerning interests in those shares required to be provided under the Articles or the Companies Act until such failure has been remedied.

No dividend or other monies payable in respect of a share shall bear interest as against us unless otherwise provided by the rights attached to the share. Any dividend unclaimed after a period of 12 years from the date of its declaration shall be forfeited and cease to remain owing by us and shall then belong to us absolutely.

We may upon the recommendation of the directors by ordinary resolution at a general meeting direct payment of a dividend in whole or in part by the distribution of specific assets (and in particular of paid up shares or debentures of any other company) and the directors shall give effect to such resolution.

There are no dividend restrictions or procedures for non-resident holders.

Uncertificated Shares

Subject to the Companies Act, the directors may permit title to shares of any class to be issued or held otherwise than by a certificate and to be transferred by means of a “relevant system” (i.e., the CREST System) without a certificate. The directors have power to implement such arrangements as they think fit in order for any class of shares to be a participating security (subject always to the Uncertificated Securities Regulations 2001 (SI 2001 No. 01/378), as amended (“CREST Regulations”)).

Change of Control

There are no provisions in the Articles which set out any ownership threshold above which share ownership must be disclosed. See, however, “-Other UK Law Considerations” below.

Forfeiture or Lien

Notice on Failure to Pay a Call

If a holder fails to pay any call or “installment” of a call on the due date of payment, the directors may, at any time after the failure, serve a notice on him or her requiring payment and shall state that in the event of non-payment in accordance with such notice the shares on which the call was made will be liable to be forfeited.

Lien on Partly-Paid Shares

We shall have a first and paramount lien on every share (not being a fully paid share) for all monies (whether presently payable or not) called or payable at a fixed time in respect of such share.

Sale of Shares Subject to Lien

We may sell in such manner as the directors think fit any share on which we have a lien 14 days after a notice in writing stating and demanding payment of the sum presently payable and giving notice of intention to sell in default.

Distributions on Winding Up

If we shall be wound up, the liquidator may, with the authority of a special resolution and subject to any sanction required by the Companies Act, divide among the holders in specie the whole or any part of our assets and whether or not the assets shall consist of property of one kind or shall consist of property of different kinds, and may for such purpose set such value as he or she deems fair upon any one or more class or classes or property and may determine how such divisions shall be carried out as between the holders or different classes of holders. The liquidator may, with the like authority, vest any part of the assets in trustees upon such trusts for the benefit of holders as the liquidator shall think fit but so that no holder shall be compelled to accept any shares in respect of which there is a liability.

Capitalization of Profits and Reserves

The directors may, with the authority of an ordinary resolution at a general meeting, capitalize any sum standing to the credit of any of our reserve accounts (including our share premium account and capital redemption reserve) or any sum standing to the credit of our profit and loss account.

Such capitalization shall be effected by appropriating such sum to the holders of ordinary shares in proportion to their holdings of ordinary shares and applying such sum on their behalf in paying up in full unissued shares to be allotted as fully paid to those holders who would have been entitled to that sum if it were distributed by way of dividend.

Transfer of Shares

Transfers of shares may be effected by transfer in writing in any usual or common form or in any other form acceptable by the directors or as required by any rules from time to time made by any operator of a relevant system as defined by the CREST Regulations. The instrument of transfer shall be signed by or on behalf of the transferor and (except in the case of fully paid shares) by or on behalf of the transferee. The transferor shall be deemed to remain the holder of the shares until the name of the transferee is entered in the register in respect of such shares. All instruments of transfer which are registered may be retained by us.

The directors may refuse to register any transfer of any share which is not a fully paid share provided that the directors shall not refuse to register any transfer or renunciation of partly paid shares in breach of AIM Rules. The directors may also decline to register a transfer of shares (except for certain types of transfer) after there has been a failure to provide us with information concerning interests in those shares required to be provided under the Articles or the Companies Act until such failure has been remedied.

Conversion

There are no provisions in the Articles which prescribe any rights of conversion in relation to any class of shares.

Holder Meetings

In accordance with the Companies Act, we are required in each year to hold an annual general meeting in addition to any other meeting held in that year and within six months of the end of any financial period provided that not more than 15 months has elapsed between the date of one annual general meeting and the next. The annual general meeting shall be convened whenever and wherever the Board sees fit, subject to the requirements of the Companies Act, as described in “-Differences in Corporate Law-Annual General Meeting” and “-Differences in Corporate Law-Notice of General Meetings”.

The directors may, whenever they think fit, and shall on requisition in accordance with the Companies Act, proceed to convene a general meeting.

Notices

An annual general meeting shall be called by at least 21 days’ notice and all other general meetings shall be called by at least 14 days’ notice in each case (exclusive of the day on which the notice is served (or deemed served) and the day for which the notice is given).

The notice must be in writing and must specify the place, day and time of the meeting; the general nature of the business; in the case of an annual general meeting that the meeting is an annual general meeting; if the meeting is convened to consider a special resolution, the intention to propose the resolution as such; and in the case of a combined physical and electronic meeting, details of the means for members to attend and participate in the meeting and any applicable access, identification or security arrangements. We may give notice by electronic communication and/or by making it available on our website.

Directors

Number of Directors

Unless otherwise determined by special resolution of the shareholders, the directors shall not be fewer than two or more than seven in number.

Directors’ Remuneration

The ordinary remuneration of the executive directors shall from time to time be determined by the directors who may delegate their authority.

Directors’ Expenses

The directors are entitled to be paid all expenses properly incurred in attending meetings of the Board or of any committee of the Board or holders’ meetings or otherwise in connection with our business.

Retirement by Rotation

At each of our annual general meetings that occurs after September 25, 2021, one-third of the directors for the time being (or, if their number is not a multiple of three, the number nearest to but not greater than one-third, subject to a minimum of one) shall retire from office by rotation. A director retiring by rotation shall be eligible for re-election.

Restrictions on Voting

A director shall not vote (save as provided in the Articles) in respect of any contract or arrangement or any other proposal in which he or she has a material interest. A director shall not be counted in the quorum at a meeting in relation to any resolution on which he or she is not entitled to vote. A director shall (in the absence of some other material interest than is indicated above) be entitled to vote (and be counted in the quorum) in respect of any resolution:
•	relating to the giving of any security, guarantee or indemnity:
•	to him or her in relation to money lent or obligations incurred by him or her at the request of or for the benefit of us or any of our subsidiaries; or
•
to a third party in relation to our or any of our subsidiaries’ debt or obligation for which he himself or she herself has assumed responsibility in whole or part by the giving of security under a guarantee or indemnity;

•	where we or any of our subsidiaries is offering securities in which offer the director is or is to be interested directly or as a participant in the underwriting or sub-underwriting;
•	relating to another company in which he or she does not hold an interest in shares representing 1% or more of either class of the equity share capital, or the voting rights in such company;
•	relating to a superannuation fund, retirement benefits scheme, share option scheme or share incentive scheme under which he or she may benefit; or
•	concerning the purchase and/or maintenance of any insurance policy under which he or she may benefit.

Indemnities

To the extent permitted by law, each of our directors, alternate directors, officers or employees is entitled to be indemnified out of our assets against all losses or liabilities which he or she may sustain or incur in or about the execution of the duties of his or her office or otherwise in relation thereto. To the extent permitted by law, the directors have the power to purchase and maintain insurance for or for the benefit of any persons who are or were at any time:
•	directors, alternate directors, officers or employees of a group company; or
•
trustees of any pension fund in which our employees or employees of any other group company are interested, including in each case insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution and/or discharge of their duties and/or in the exercise or purported exercise of their powers and/or otherwise in relation to their duties, powers or offices in relation to us or any other group company or pension fund.

Borrowing Powers

The directors may exercise all of our powers to borrow money, to guarantee and to mortgage or charge our undertaking, property, assets and uncalled capital and, subject to the Companies Act, to issue debentures and other securities, whether outright or as collateral security, for any of our or any third party’s debt, liability or obligation.

Disclosure of Interest in Shares

We may give notice pursuant to article 78 of the Articles and section 793 of the Companies Act to any person whom we know or have reasonable cause to believe:
•	to be interested in our shares; or
•	to have been so interested at any time in the three years immediately preceding the date on which the notice is to be issued.

The notice may require the person to:
•	confirm that fact or (as the case may be) to state whether or not it is the case; and
•
if he or she holds, or has during that time held, any such interest, to give such further information as may be required in accordance with section 793 of the Companies Act (including particulars of the interest (past or present) and the identity of the persons interested in the shares in question).

If we have served a disclosure notice on a person appearing to be interested in specified shares and we have not received the information required in the disclosure notice within the relevant period (as defined below) after service of the disclosure notice, subject to the other provisions of the Articles, the holder holding the specified shares shall not be entitled to vote at general meetings and, in addition, if the holder holds 0.25% or more of any class of shares, such holder shall not be entitled to receive any dividend in respect of such shares or to transfer or agree to transfer such shares or rights therein. For the purposes of this paragraph, “relevant period” shall be: (i) 28 days, if a holder holds less than 0.25% of any class of shares; or (ii) 14 days, if a holder holds 0.25% or more of any class of shares.

Other UK Law Considerations

Notification of Voting Rights

A holder of our shares, as a holder in a public company incorporated in the United Kingdom whose shares are admitted to trading on AIM is required pursuant to Chapter 5 of the Disclosure Guidance and Transparency Rules of the UK Financial Conduct Authority to notify us of the percentage of his or her voting rights if the percentage of voting rights which he or she holds as a holder or through his or her direct or indirect holding of financial instruments (or a combination of such holdings) reaches, exceeds or falls below 3%, 4%, 5%, and each 1% threshold thereafter up to 100%, as a result of an acquisition or disposal of shares or financial instruments or as a result of events changing the breakdown of the voting rights.

Mandatory Purchases and Acquisitions

Pursuant to Sections 979 to 991 of the Companies Act, where a takeover offer has been made for us and the offeror has acquired or unconditionally contracted to acquire not less than 90% in value of the shares to which the offer relates and, where the shares to which the offer relates are voting shares, not less than 90% of the voting rights carried by those shares, the offeror may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that he or she wishes to acquire, and is entitled to so acquire, those shares on the same terms as the general offer. Such notice must be sent within three months of the last day on which the offer can be accepted in the prescribed manner. The squeeze-out of the minority holders can be completed at the end of six weeks from the date the notice has been given, subject to the minority holders failing to successfully lodge an application to the court to prevent such squeeze-out any time prior to the end of those six weeks, following which the offeror can execute a transfer of the outstanding shares in its favor and pay the consideration to us, which we would then hold on trust for the outstanding minority holders. The consideration offered to the outstanding minority holders whose shares are compulsorily acquired under the Companies Act must, in general, be the same as the consideration that was available under the takeover offer.

Sell Out

The Companies Act also gives our minority holders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of our shares. The holder of shares to which the offer relates, and who has not otherwise accepted the offer, may require the offeror to acquire his or her shares if, prior to the expiration of the acceptance period for such offer, the offeror has acquired or unconditionally agreed to acquire (i) not less than 90% in value of the voting shares, and (ii) not less than 90% of the voting rights carried by those shares. The offeror may impose a time limit on the rights of minority holders to be bought out that is not less than three months after the end of the acceptance period. If a holder exercises his or her rights to be bought out, the offeror is required to acquire those shares on the terms of the offer or on such other terms as may be agreed.

Purchase of Own Shares

Under English law, a limited company may only purchase its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, provided that they are not restricted from doing so by their articles. A limited company may not purchase its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased. Subject to the foregoing, we may purchase or may enter into any contract under which we will or may purchase, any of our own shares, including any redeemable shares. We completed a capital reduction of our share premium account which was formally approved at the UK High Court of Justice on November 5, 2019 following which we now have positive distributable reserves. Further, pursuant to an authority conferred by our shareholders at a general meeting on September 23, 2019, we agreed to repurchase 4,864,656 ordinary shares from Highbridge Tactical Credit Master Fund L.P., Highbridge SCF Special Situations SPV, L.P. and Nineteen77 Global Multi Strategy Alpha Master Limited. In exchange for the ordinary shares, these institutions were issued an equivalent number of zero cost warrants. Each warrant entitles the holder to subscribe for one ordinary share at zero cost. These ordinary shares are now held as treasury shares.

Distributions and Dividends

Under the Companies Act, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves (on a non-consolidated basis). A company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under English law.

It is not sufficient that we have distributable profits available for the purpose of making a distribution. As a public company, an additional capital maintenance requirement is imposed on us to ensure that the net worth of the company is at least equal to the amount of its capital. A public company can only make a distribution:
•
if, at the time that the distribution is made, the amount of its net assets (that is, the aggregate of the company’s assets less the aggregate of its liabilities) is no less than the aggregate of its called up share capital and undistributable reserves; and

•	if, and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total.

City Code on Takeovers and Mergers

As a public company incorporated in England and Wales with our registered office in England and Wales which has shares admitted to AIM, we are subject to the UK City Code on Takeovers and Mergers (“City Code”), which is issued and administered by the UK Panel on Takeovers and Mergers (“Panel”). The City Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the City Code contains certain rules in respect of mandatory offers. Under Rule 9 of the City Code, if a person:
•
acquires an interest in our shares which, when taken together with shares in which he or she or persons acting in concert with him or her are interested, carries 30% or more of the voting rights of our shares; or

•
who, together with persons acting in concert with him or her, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights of our shares, and such persons, or any person acting in concert with him or her, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, the acquirer and depending on the circumstances, its concert parties, would be required (except with the consent of the Panel) to make a cash offer for our outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

Exchange Controls

There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest, or other payments by us to non-resident holders of our ordinary shares or ADSs, other than withholding tax requirements. There is no limitation imposed by English law or in the Articles on the right of non-residents to hold or vote shares. However, where a holder has a registered address within the United Kingdom and has not notified us of an address within the United Kingdom at which notices may be given to him or her, such holder shall not be entitled to receive any notice.

Differences in Corporate Law

The applicable provisions of the Companies Act and other laws applicable to English public limited companies and their shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act applicable to us and the General Corporation Law of the State of Delaware relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and English law.

	England and Wales	Delaware
Number of Directors
Under the Companies Act, a public limited company must have at least two directors and the number of directors may otherwise be fixed by or in the manner provided in the company’s articles of association.
Under Delaware law, a corporation must have at least one director and the number of directors shall otherwise be fixed by or in the manner provided in the bylaws.

	England and Wales	Delaware
Removal of Directors	Under the Companies Act, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) irrespective of any provisions of any service contract the director has with the company, provided 28 clear days’ notice of the resolution has been given to the company and the company must, where practicable, give its shareholders notice of such resolution in the same manner and at the same time as it gives notice of the meeting. Where that is not practicable, the company must give its shareholders notice at least 14 clear days before the meeting. On receipt of notice of an intended resolution to remove a director, the company must forthwith send a copy of the notice to the director concerned. Certain other procedural requirements under the Companies Act must also be followed such as allowing the director to make representations against his or her removal either at the meeting or in writing.	Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he or she is a part.

Vacancies on the Board of Directors
Under English law, the procedure by which directors, other than a company’s initial directors, are appointed is generally set out in the company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually.

Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Annual General Meeting	Under the Companies Act, a public limited company must hold an annual general meeting in each six-month period beginning with the day following the company’s annual accounting reference date.
Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

	England and Wales	Delaware
General Meeting
Under the Companies Act, a general meeting of the shareholders of a public limited company may be called by the directors.

In addition, shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings (excluding any paid-up capital held as treasury shares) can require the directors to call a general meeting and, if the directors fail to do so within a certain period, the requisitionists (or any of them representing more than one-half of the total voting rights of all of them) may convene a general meeting.
Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notice of General Meetings
Under the Companies Act, at least 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting, subject to a company’s articles of association providing for a longer period. Subject to a company’s articles of association providing for a longer period, at least 14 clear days’ notice is required for any other general meeting. In addition, certain matters, such as the removal of directors or auditors, require special notice, which is 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting (excluding any shares held in the company as treasury shares).

Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour and purpose or purposes of the meeting.

Quorum
Subject to the provisions of a company’s articles of association, the Companies Act provides that two “qualifying persons” present at a meeting (in person, by proxy or authorized representative under the Companies Act (provided that the proxies and/or authorized representatives, represent different shareholders) shall constitute a quorum for companies with more than one shareholder.

The certificate of incorporation or bylaws may specify the number of shares, the holders of which shall be present or represented by proxy at any meeting in order to constitute a quorum, but in no event shall a quorum consist of less than one-third of the shares entitled to vote at the meeting. In the absence of such specification in the certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders.

	England and Wales	Delaware
Proxy	Under the Companies Act, a shareholder may appoint another person to attend, speak and vote at any general meeting on their behalf by proxy.	Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Preemptive Rights
Under the Companies Act, “equity securities,” being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution, referred to as ordinary shares, or (ii) rights to subscribe for, or to convert securities into, ordinary shares, proposed to be allotted for cash must be offered first to the existing holders of ordinary shares in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution disapplying such preemptive rights has been passed by shareholders in a general meeting or the articles of association provide for the disapplication of such preemptive rights in each case in accordance with the provisions of the Companies Act.

Under Delaware law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

Authority to Allot
Under the Companies Act, the directors of a public limited company must not allot shares or grant rights to subscribe for or to convert any security into shares unless an exception applies or an ordinary resolution has been passed by shareholders in a general meeting authorizing such allotment or the articles of association provide for such authorization, in each case subject to a specified maximum nominal value and in accordance with the provisions of the Companies Act.

Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. The board of directors may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

Liability of Directors and Officers
Under the Companies Act, any provision, whether contained in a company’s articles of association or any contract or otherwise, that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

England and Wales	Delaware

In addition, any provision by which a company directly or indirectly provides an indemnity, to any extent, for a director of the company or of an associated company against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director is also void except as permitted by the Companies Act, which provides exceptions for the company to (a) purchase and maintain insurance against such liability; (b) provide a “qualifying third party indemnity” (being an indemnity against liability incurred by the director to a person other than the company or an associated company or criminal proceedings in which he or she is convicted); and (c) provide a “qualifying pension scheme indemnity” (being an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan).
	•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

	•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

	•	intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

	•	any transaction from which the director derives an improper personal benefit.

	England and Wales	Delaware
Voting Rights
For an English company it is usual for the articles of association to provide that, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or the company’s articles of association, shareholders shall vote on all resolutions on a show of hands. On a show of hands every shareholder has one vote (regardless of the number of ordinary shares held) and, subject to the company's articles of association, every proxy appointed by more than one shareholder has one vote unless they have been instructed by different shareholders to vote in different ways (in which case they will have one vote for and one vote against a resolution). Under the Companies Act, a provision of a company's articles is void if it has the effect of making ineffective a demand for a poll by (a) not fewer than five shareholders having the right to vote on the resolution; (b) any shareholder(s) representing not less than 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding any voting rights attaching to treasury shares); or (c) any shareholder(s) holding shares in the company conferring a right to vote on the resolution (excluding any voting rights attaching to treasury shares) being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more extensive rights for shareholders to call a poll.

Under English law, ordinary resolutions require the affirmative vote of a simple majority (more than 50%) of the votes cast by shareholders present, in person or by proxy, at the meeting. Special resolutions require the affirmative vote of not less than 75% of the votes cast by shareholders present, in person or by proxy, at the meeting.
Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

Shareholder Vote on Certain Transactions
The Companies Act provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

England and Wales		Delaware
•
the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors or a class thereof representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and
		•	the approval of the board of directors; and

•
approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of the corporation entitled to vote on the matter.

•	the approval of the court.

Standard of Conduct for Directors	Under English law, a director owes various statutory and fiduciary duties to the company, including:
Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

•
to act in the way he or she considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole (and in doing so have regard (amongst other matters) to: (i) the likely consequences of any decision in the long-term, (ii) the interests of the company’s employees, (iii) the need to foster the company’s business relationships with suppliers, customers and others, (iv) the impact of the company’s operations on the community and the environment, (v) the desirability to maintain a reputation for high standards of business conduct and (vi) the need to act fairly as between members of the company);

	•	to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

	•	to act in accordance with the company’s constitution and only exercise his or her powers for the purposes for which they are conferred;

	•	to exercise independent judgment;

	•	to exercise reasonable care, skill and diligence;

	•	not to accept benefits from a third party conferred by reason of his or her being a director or doing, or not doing, anything as a director; and

	•	a duty to declare any interest that he or she has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

	England and Wales	Delaware
Stockholder Suits
Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (ii) a shareholder may bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to some of its shareholders.
Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

		•	state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiffs shares thereafter devolved on the plaintiff by operation of law; and

		•	allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or

		•	state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

American Depositary Shares

Citibank, N.A. (“Citibank”) has agreed to act as the depositary for the ADSs. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. The ADSs represent ownership interests in securities that are on deposit with the depositary. The ADSs may be represented by certificates that are commonly known as American Depositary Receipts (“ADRs”). The depositary typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Citibank, N.A. (London), located at Citigroup Centre, Canary Wharf, London E14 5LB, United Kingdom.

Citibank has been appointed as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a registration statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (https://www.sec.gov). Please refer to registration number 333-233844 when retrieving such copy.

This section contains a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, five ordinary shares that is on deposit with the depositary and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary may agree to change the ADS-to-ordinary share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary, and the depositary (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of England and Wales, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, we or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, you will not be treated as a shareholder and you will not have direct shareholder rights. The depositary will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs, you will be able to exercise the shareholders rights for the ordinary shares represented by your ADSs through the depositary only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depositary Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, refers to you as the “holder.” When “you” is used, it is assumed that the reader owns ADSs and will own ADSs at the relevant time.

The registration of the ordinary shares in the name of the depositary or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions made on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction the applicable fees, taxes and expenses.

Distributions of Cash

If any cash distributions for the securities on deposit with the custodian are made, the funds will be deposited with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of England and Wales. The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever a free distribution of ordinary shares for the securities on deposit with the custodian is made, the applicable number of ordinary shares will be deposited with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional ordinary shares, we will give notice to the depositary and will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs. The depositary will not distribute the rights to you if:
•	no timely request that the rights be distributed to you is received or if we request that the rights not be distributed to you;
•	we fail to deliver satisfactory documents to the depositary; or
•	it is not reasonably practicable to distribute the rights.

The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether it wishes the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

The depositary will make the election available to you only if it is reasonably practicable and if it has received all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in England and Wales would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide to the depositary all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

The depositary will not distribute the property to you and will sell the property if:
•	we do not timely request that the property be distributed to you or if we request that the property not be distributed to you;
•	we do not deliver satisfactory documents; or
•	the depositary determines that all or portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the ordinary shares on deposit with the custodian, we will notify the depositary in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the ordinary shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Ordinary Shares

The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of our company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs Upon Deposit of Ordinary Shares

The depositary may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by the legal considerations in the United States and England and Wales applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:
•	the ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained;
•	all preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised;
•	you are duly authorized to deposit the ordinary shares;

•
the ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement);

•	the ordinary shares presented for deposit have not been stripped of any rights or entitlements; and
•	the deposit of shares does not violate any applicable provision of English law.

If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:
•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;
•	provide such proof of identity and genuineness of signatures as the depositary deems appropriate;
•	provide any transfer stamps required by the State of New York or the United States; and
•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian’s offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by the legal considerations in the United States and England and Wales applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except as a result of:
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temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders’ meeting or a payment of dividends;

•	obligations to pay fees, taxes and similar charges;
•	restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit; and
•	other circumstances specifically contemplated by Section I.A.(I) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time).

The deposit agreement may not be modified to impair your right to withdraw the ordinary shares represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described above. At our request, the depositary will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the ordinary shares represented by ADSs. In lieu of distributing such materials, the depositary bank may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote (or cause the custodian to vote) the securities (in person or by proxy) represented by the holder’s ADSs as follows:
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If voting at the shareholders’ meeting by show of hands: The depositary will vote (or cause the custodian to vote) all the securities represented by ADSs in accordance with the voting instructions received from a majority of the ADS holders who provided voting instructions.

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If voting at the shareholders’ meeting by poll: The depositary will vote (or cause the custodian to vote) the securities represented by ADSs in accordance with the voting instructions received from the holders of ADSs.

Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the deposit agreement). Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. It cannot be assured you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner.

Amendments and Termination

We may agree with the depositary to modify the deposit agreement at any time without your consent. We will undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law). We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

Termination

After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest-bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Transmission of Notices, Reports and Proxy Soliciting Material

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that are generally made available to holders of deposited securities. Subject to the terms of the deposit agreement, the depositary will send you copies of those communications or otherwise make those communications available to you upon a request from us.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the depositary’s obligations to you. Please note the following:
•	We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.
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The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

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The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.
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We and the depositary disclaim any liability if we or the depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our Articles of Association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

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We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Articles of Association or in any provisions of or governing the securities on deposit.

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We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by us in good faith to be competent to give such advice or information.

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We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.
•	We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.
•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.
•	Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and you as ADS holder.
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Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the ordinary shares represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and other governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary may refuse to issue ADSs; to deliver, transfer, split and combine ADRs; or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.
•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.
•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law and Waiver of Jury Trial

The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) are governed by the laws of England and Wales.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE YOUR RIGHT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY.

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary's compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.